Volt Information Sciences to List on the NYSE MKT Exchange

New York, NY, August 22, 2014 – Volt Information Sciences, Inc. (OTC: VISI;, NYSE MKT: VISI) announced today that the Company will list its common shares on the New York Stock MKT Exchange, part of the NYSE Group. The Company’s shares will begin trading on the NYSE MKT when the market opens on Tuesday, August 26, 2014 under the symbol “VISI.”

“We are extremely pleased to be listed on the NYSE MKT after more than three years of trading on the OTC,” stated Ron Kochman, President and Chief Executive Officer of Volt. “Listing on the NYSE MKT provides our shareholders with enhanced market maker support, improved liquidity and greater visibility.”

“We are pleased to continue our partnership with Volt, a great example of a growth oriented company that can leverage NYSE’s advanced and innovative market model,” said Scott Cutler, Executive Vice President, Global Listings at NYSE.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is an international provider of staffing services (traditional time and materials based as well as project based), contact center computer systems, information technology and telecommunications infrastructure services, and telephone directory publishing and printing in Uruguay. Our staffing services include a suite of workforce solutions that include providing contingent personnel, personnel recruitment services, and managed staffing services programs supporting primarily professional administration, technical, information technology and engineering positions. Our contact center computer systems provide the functionality for telecommunications company directory assistance services and for corporate and government call centers, operator services, and database management. Our information technology infrastructure services provide a single-source alternative to original equipment manufacturer and other independent IT service providers for server, storage, network and desktop IT hardware maintenance, data center and network monitoring and operations, and designing, deploying and supporting corporate technology upgrade and refresh programs, as well as design, engineering, construction, installation and maintenance of voice, data, video and utility infrastructure.  For more information visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to a number of known and unknown risks, including, among others, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the company, and the degree of success of business improvement initiatives that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in company reports filed with the Securities and Exchange Commission.  Copies of the company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, are available without charge upon request to Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, New York 10018, Attention: Shareholder Relations, 212-704-7921. These and other SEC filings by the company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the company’s website at http://www.volt.com in the Investor & Governance section.

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Contact:
James Whitney
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-7921